CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF
PG&E CORPORATION

PATRICIA K. POPPE and BRIAN M. WONG certify that:

1.  They are the Chief Executive Officer, and the Vice President, Deputy General Counsel and Corporate Secretary, respectively, of PG&E Corporation, a California corporation, with California Entity Number C1953580.

2.  Article Tenth shall be added to the Articles of Incorporation of the corporation as follows:

TENTH:

If any subsidiary of the Corporation is the holder of record of shares of the Corporation’s Common Stock as of the record date for the payment of any dividend of cash or property (other than a dividend of shares of the Corporation) to the holders of the Corporation’s Common Stock, that subsidiary shall not be entitled to receive payment of any such dividend, and the Corporation shall automatically and without any further action be entitled to retain any such dividend that would otherwise be payable to its subsidiary in respect of such shares. For purposes of this Article Tenth, “subsidiary” means a corporation shares of which possessing more than 50 percent of the voting power are owned directly or indirectly through one or more subsidiaries of the Corporation.

3.  The foregoing addition of Article TENTH to the Articles of Incorporation of the corporation has been duly approved by the Board of Directors of the corporation.

4.  The foregoing addition of Article TENTH to the Articles of Incorporation of the corporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The corporation has only one class of shares issued and outstanding, which is common stock. The number of outstanding shares entitled to vote with respect to the foregoing amendment was 2,465,202,206 shares of common stock. The number of shares voted in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: May 19, 2022

/ s / Patricia K. Poppe
PATRICIA K. POPPE
Chief Executive Officer

/ s / Brian M. Wong
BRIAN M. WONG
Vice President, Deputy General Counsel and Corporate Secretary